
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CONSOLIDATED BALANCE SHEET AS OF NOVEMBER 2, 1996; THE CONSOLIDATED STATEMENT OF OPERATIONS FOR THE FISCAL YEAR ENDED NOVEMBER 2, 1996; AND THE CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE FISCAL YEAR ENDED NOVEMBER 2, 1996 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<MULTIPLIER> 1000

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          NOV-02-1996
<PERIOD-START>                             OCT-29-1995
<PERIOD-END>                               NOV-02-1996
<CASH>                                            2849
<SECURITIES>                                         0
<RECEIVABLES>                                    75490
<ALLOWANCES>                                       769
<INVENTORY>                                          0
<CURRENT-ASSETS>                                 87128
<PP&E>                                           34313
<DEPRECIATION>                                   15459
<TOTAL-ASSETS>                                  120780
<CURRENT-LIABILITIES>                            55146
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                           103
<OTHER-SE>                                       49149<F1><F2><F3><F4>
<TOTAL-LIABILITY-AND-EQUITY>                    120780
<SALES>                                         479205
<TOTAL-REVENUES>                                482073
<CGS>                                           377136
<TOTAL-COSTS>                                   466777
<OTHER-EXPENSES>                                 (251)
<LOSS-PROVISION>                                   466
<INTEREST-EXPENSE>                                1167
<INCOME-PRETAX>                                  14380
<INCOME-TAX>                                     11097<F1><F2><F3><F4>
<INCOME-CONTINUING>                               3283<F1><F2><F3><F4>
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                      3283<F1><F2><F3><F4>
<EPS-PRIMARY>                                        0<F1><F2><F3><F4>
<EPS-DILUTED>                                        0

<F1>On May 3, 1996, the Company completed an initial public offering of 2,300,000 shares of common stock at $14.00 per share of which 1,500,000 shares were sold by the Company and 800,000 shares were sold by certain of the Company's stockholders. The net proceeds to the Company from the sale of the 1,500,000 shares of common stock, after deduction of associated expenses, were $18,980. Prior to the Offering, there was no public market for the Company's common stock. The common stock is traded on the Nasdaq National Market under the symbol "WSTF".

Concurrent with the Offering, the Company effected a 1,542.01 for 1 stock split, established a par value of $0.01 per share of common stock and increased the authorized shares of common stock to 25,000,000. In addition, the Company established a class of preferred stock, $0.01 par value per share, and authorized 1,000,000 shares. No shares of the preferred stock are outstanding.

Prior to consummation of the Offering, the Company declared a dividend payable to its current stockholders consisting of the lesser of the remaining undistributed earnings of the Company, accumulated from November 1, 1987 to
April 30, 1996 (the effective date of the Company's S corporation termination)
which were subject to taxation at the stockholder level, or $5,000. The final undistributed earnings of the Company from November 1, 1987 to April 30, 1996 totaled $11,142. The difference between the actual distribution of $5,000 and the undistributed earnings of $11,142 has been reclassified for financial reporting purposes from retained earnings to additional paid-in-capital.
<F2>On April 30, 1996, and in conjunction with the Offering, the Company elected to terminate its S corporation status. In connection with the termination, the
Company is required by the Internal Revenue Service Code to change its method of accounting for income tax reporting purposes from the cash basis to the accrual basis. The termination resulted in a non-recurring net charge to earnings of $7,460 in the third quarter of fiscal 1996. This charge was due primarily to temporary differences resulting from the Company's historical use of the cash method of accounting for income tax purposes. The income tax charge relating to the change from the cash to accrual method was $12,574 and will be payable in quarterly installments due over four years, with the initial installment paid on August 15, 1996. This charge was partially offset by an increase in the Company's deferred tax assets in the amount of $5,114.
<F3>Pro forma net income per common share represents income before income taxes after a pro forma provision for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C corporation during each of the periods presented, divided by the pro forma weighted average shares of common stock outstanding during the period. No effect has been given to options outstanding under the Company's Stock Option
Plans as no material dilutive effect would result from the exercise of these items. The pro forma weighted average shares outstanding give effect to the common stock split and the additional shares issued to the principal stockholder. Historical net income per share is not presented in view of prior period S corporation status.
<F4>Prior to the Company's initial public offering completed May 3, 1996 ( the
Offering), the principal stockholder of the Parent owned minority interests in each of the Parent's foreign and domestic subsidiaries and also owned
Kontorservice, Inc. (Norwegian Branch), a temporary personnel services company doing business in Norway. Concurrent with the Offering, the Company issued
202,857 shares valued at $2,840 to the Company's principal stockholder in exchange for the contribution of each of his minority interests and the capital stock of the Norwegian Branch. Based on common control and management, these minority interests and the Norwegian Branch have been combined with the
Company's financial statements for all prior periods presented in a manner similar to a pooling of interests.


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